Barclays Bank PLC Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-232144

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, Nasdaq-100 Index® and the Russell 2000® Index due April 6, 2026

Term Sheet dated February 26, 2021 to Preliminary Pricing Supplement dated February 26, 2021 (the “PPS”)

Summary of Terms	Investment Description

Issuer	Barclays Bank PLC
Term	Approximately 5 years
Reference Assets	Dow Jones Industrial Average® (Bloomberg ticker symbol “INDU<Index>”), Nasdaq-100 Index® (Bloomberg ticker symbol “NDX<Index>”) and Russell 2000® Index (Bloomberg ticker symbol “RTY<Index>”) (each, an “Index”)
Pricing Date	March 30, 2021[1]
Issue Date	April 5, 2021[1]
Calculation Day	March 27, 2026[1]
Stated Maturity Date	April 6, 2026[1]
Original Offering Price[2]	$1,000 per security (100% of par)
Maturity Payment Amount	See “Calculation of the Maturity Payment Amount” on page 3 of this term sheet.
Lowest Performing Index	The Index with the lowest index return
Index Return	For each Index, (ending level – starting level) / starting level
Starting Level	For each Index, its closing level on the pricing date
Ending Level	For each Index, its closing level on the calculation day
Threshold Level	For each Index, 70% of its starting level
Participation Rate	155% to 165%, to be determined on the pricing date
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06748EAE3 / US06748EAE32
Agent Discount	Up to 3.62%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.50% and WFA will receive a distribution expense fee of 0.12%. Selected dealers may receive a fee of up to 0.10% for marketing and other services.

• Linked to the lowest performing of the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the Russell 2000® Index (each referred to as an “Index”)

•  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the lowest performing Index. The lowest performing Index is the Index that has the lowest index return (i.e., the lowest percentage change from its starting level to its ending level). The maturity payment amount will reflect the following terms:

o  If the level of the lowest performing Index increases:

You will receive the original offering price plus 155% to 165% (to be determined on the pricing date) participation in the upside performance of that Index.

o  If the level of the lowest performing Index remains flat or decreases but the decrease is not more than 30%:

You will be repaid the original offering price.

o  If the level of the lowest performing Index decreases by more than 30%:

You will have full downside exposure to the decrease in the level of the lowest performing Index from its starting level, and you will lose more than 30%, and possibly all, of the original offering price of your securities.

•  Investors may lose more than 30%, and possibly all, of the original offering price.

•  Your return on the securities will depend solely on the performance of the lowest performing Index. You will not benefit in any way from the performance of the better performing Indices. Therefore, you will be adversely affected if any Index performs poorly, even if the other Indices perform favorably.

•  Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described in the PPS) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in the PPS and “Risk Factors” in the accompanying prospectus supplement.

•  No periodic interest payments or dividends

•  No exchange listing; designed to be held to maturity

1 Expected. In the event that we make any change to the expected pricing date or issue date, the calculation day and/or the stated maturity date may be changed so that the stated term of the securities remains the same.

2 The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is expected to be between $900.00 and $940.00 per security. The estimated value is expected to be less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PPS-5 of the PPS.

THIS TERM SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. The securities will have the terms specified in the prospectus dated August 1, 2019, the prospectus supplement dated August 1, 2019, the prospectus supplement addendum dated February 18, 2021 and the underlying supplement dated August 1, 2019, as supplemented or superseded by the PPS. The securities have complex features, and investing in the securities involves risks not associated with an investment in conventional debt securities. Investors should carefully consider the terms of the securities set forth in the aforementioned documents.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PPS.

Hypothetical Payout Profile

The profile to the right illustrates a range of hypothetical returns on the securities at maturity for a range of hypothetical index returns of the lowest performing Index and is based on a hypothetical participation rate of 160% (the midpoint of the specified range for the participation rate) and a threshold level for the lowest performing Index equal to 70% of its starting level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual index return of the lowest performing Index, the actual participation rate and whether you hold your securities to maturity. If the participation rate is less than 160%, your actual return may be lower than the returns shown. The performance of the better performing Indices is not relevant to your return on the securities.

Hypothetical Returns

Hypothetical ending level of the lowest performing Index	Hypothetical index return of the lowest performing Index	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return
175.00	75.00%	$2,200.00	120.00%
150.00	50.00%	$1,800.00	80.00%
140.00	40.00%	$1,640.00	64.00%
130.00	30.00%	$1,480.00	48.00%
120.00	20.00%	$1,320.00	32.00%
110.00	10.00%	$1,160.00	16.00%
105.00	5.00%	$1,080.00	8.00%
100.00(1)	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
75.00	-25.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
69.00	-31.00%	$690.00	-31.00%
50.00	-50.00%	$500.00	-50.00%
25.00	-75.00%	$250.00	-75.00%
0.00	-100.00%	$0.00	-100.00%

The returns shown above reflect a hypothetical participation rate of 160% (the midpoint of the specified range for the participation rate) and a threshold level for the lowest performing Index equal to 70% of its starting level. Each security has an original offering price of $1,000.

(1) The hypothetical starting level of the lowest performing Index of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level of the lowest performing Index. The actual starting level for each Index will be the closing level of that Index on the pricing date. For historical closing levels of the Indices, see the historical information set forth under the sections titled “The Dow Jones Industrial Average®,” “The Nasdaq-100 Index®” and “The Russell 2000® Index” in the accompanying PPS.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual maturity payment amount and the resulting pre-tax rate of return will depend on the actual starting level of the lowest performing Index, actual ending level of the lowest performing Index and the actual participation rate. There can be no prediction of the closing level of the Index on any day during the term of the securities, including on the calculation day. If the participation rate is less than 160%, the actual maturity payment amount and the resulting pre-tax rate of return may be lower than the maturity payment amounts and the resulting pre-tax rates of return shown above. The performance of the better performing Indices is not relevant to your return on the securities.

Calculation of the Maturity Payment Amount

The maturity payment amount per security will be determined as follows:

•	If the ending level of the lowest performing Index is greater than its starting level, the maturity payment amount will be equal to $1,000 plus:

•	If the ending level of the lowest performing Index is less than or equal to its starting level, but greater than or equal to its threshold level, the maturity payment amount will be equal to $1,000

•	If the ending level of the lowest performing Index is less than its threshold level, the maturity payment amount will be equal to $1,000 plus:

If the ending level of the lowest performing Index is less than its threshold level, you will lose more than 30%, and possibly all, of the original offering price of your securities at maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any of the Indices or any of the securities composing the Indices. You should carefully review the risk disclosures set forth under the “Risk Factors” section of the prospectus supplement and the “Selected Risk Considerations” section in the accompanying PPS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PPS.

•	If The Ending Level Of The Lowest Performing Index Is Less Than Its Threshold Level, You Will Lose More Than 30%, And Possibly All, Of The Original Offering Price Of Your Securities At Maturity.

•	No Periodic Interest Will Be Paid On The Securities.

•	The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Index, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Indices.

•	You Will Be Subject To Risks Resulting From The Relationship Between The Indices.

•	The Ending Level For Each Index Is Not Based On The Closing Level Of That Index At Any Time Other Than The Calculation Day.

•	Owning The Securities Is Not The Same As Owning The Securities Composing Any Or All Of The Indices.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.

•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities With Respect To The Nasdaq-100 Index®.

•	The Securities Are Subject To Small-Capitalization Companies Risk With Respect To The Russell 2000® Index.

•	Each Index Reflects The Price Return Of The Securities Composing That Index, Not The Total Return.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included As Components Of The Indices.

•	We And Our Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	Adjustments To The Indices Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.

•	The Historical Performance Of The Indices Is Not An Indication Of Their Future Performance.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., Wells Fargo Securities, LLC Or Their Respective Affiliates.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Estimated Value Of Your Securities Is Expected To Be Lower Than The Original Offering Price Of Your Securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.

Not suitable for all investors

Investment suitability must be determined individually for each investor. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PPS-10 of the accompanying PPS and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the securities. For more information about the Indices, please see the sections titled “The Dow Jones Industrial Average®,” “The Nasdaq-100 Index®” and “The Russell 2000® Index” in the PPS.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus dated August 1, 2019, the prospectus supplement dated August 1, 2019, the prospectus supplement addendum dated February 18, 2021, the underlying supplement dated August 1, 2019, the PPS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Consult your tax advisor

Investors should review carefully the accompanying PPS, prospectus, prospectus supplement, prospectus supplement addendum and underlying supplement and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

As used in this term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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